Exhibit 12.1

	For the Three Months Ended March 31, 2015		Years Ended December 31,
			2014		2013		2012		2011		2010
	(in thousands)
Fixed Charges:
Interest Charges	$24,336		$92,177		$76,016		$56,796		$12,388		$3,995
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%	—		12,760		14,323		8,090		—		—
Total Fixed Charges	$24,336		$104,937		$90,339		$64,886		$12,388		$3,995

Loss Before Taxes and Non-controlling Interest	$(105,919)		$(137,833)		$(317,520)		$(154,022)		$(87,003)		$(22,812)
Fixed Charges (Calculated Above)	24,336		104,937		90,339		64,886		12,388		3,995
Less: Capitalized Interest	—		1,937		(2,396)		(4,240)		—		—
Less: Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%	—		(12,760)		(14,323)		(8,090)		—		—
Earnings	$(81,583)		$(43,719)		$(243,900)		$(101,466)		$(74,615)		$(18,817)

Amount by which earnings are insufficient to cover fixed charges	$105,919		$148,656		$334,239		$166,352		$87,003		$22,812

Ratio of Earnings to Fixed Charges (1)	—	(2)	—	(3)	—	(4)	—	(5)	—	(6)	—	(7)

Series B Convertible Preferred Stock, cumulative, dividend rate 2.75%	$—		$—		$—		$—		$—		$—
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25%	2,562		10,248		10,248		10,248		10,248		131
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0%	4,424		17,698		17,655		11,699		3,759		2,336
Series E preferred stock, cumulative dividend rate 8.0%	1,862		7,481		7,561		894		—		—
Pre-tax earnings required to cover preferred stock dividends*	$8,848		$35,427		$35,464		$22,841		$14,007		$2,467

Amount by which earnings are insufficient to cover fixed charges and preferred stock dividends	$114,767		$184,083		$369,703		$189,193		$101,010		$25,279

Ratio of Earnings to Fixed Charges with Preferred Dividends (1)	—	(8)	—	(9)	—	(10)	—	(11)	—	(12)	—	(13)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)	Earnings were insufficient to cover fixed charges for the three months ended March 31, 2015 by $105.9 million.
(3)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2014 by $148.7 million.
(4)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2013 by $334.2 million.
(5)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2012 by $166.4 million.
(6)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2011 by $87.0 million.
(7)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2010 by $22.8 million.
(8)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the three months ended March 31, 2015 by $114.8 million.

Exhibit 12.1

(9)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2014 by $184.1 million.
(10)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2013 by $369.7 million.
(11)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2012 by $189.2 million.
(12)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2011 by $101.0 million.
(13)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2010 by $25.3 million.
*	Preferred dividends are not grossed up by taxes as the Company reported losses from continuing operations for the periods presented.